Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation be reference in the Prospectus constituting a part of the Registration Statement on Form S-1, as amended, of our report dated April 1, 2023 relating to the financial statements of Jet.AI Inc. (fka Oxbridge Acquisition Corp.) (the “Company”), which is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA

Tampa, Florida

April 1, 2024